Exhibit 99.1

Newmont Enters Definitive Agreement to Sell Waihi Operations in New Zealand

DENVER, June 5, 2015 – Following the previously announced non-binding letter of intent in April, Newmont Mining Corporation (NYSE: NEM) (“Newmont” or “the Company”) has entered into a definitive, binding agreement with OceanaGold Corporation (TSX/ASX/NZX: OGC) (“OceanaGold”) to sell Newmont Waihi Gold Limited.

Terms of sale include cash proceeds of US$101 million, a US$5 million contingent payment, and a one percent Net Smelter Royalty on a recent discovery north of Waihi’s current operations. OceanaGold will acquire all of Waihi’s open pit and underground mining assets and liabilities.

Approvals have been secured from each company’s Board, and closing of the deal is anticipated in the third quarter of this year, following satisfaction of all conditions precedent and receipt of the necessary regulatory approvals.

“The sale of Waihi further strengthens Newmont’s balance sheet and improves our financial flexibility as we continue to sell select assets for cash at fair value,” said Randy Engel, Newmont’s Executive Vice President for Strategic Development.

Waihi is located approximately 150 kilometers southeast of Auckland in New Zealand. Gold was first discovered and mined in the area in 1878. The Martha open pit mine began operations in 1987 and was acquired by Newmont in 2002 during the merger with Normandy. Waihi produced approximately 132,000 ounces of gold in 2014.

About Newmont

Newmont is a leading gold and copper producer. The Company employs approximately 28,000 employees and contractors, with the majority working at managed operations in the United States, Australia, New Zealand, Ghana, Peru, Suriname and Indonesia. Newmont is the only gold producer listed in the S&P 500 index and in 2007 became the first named to the Dow Jones Sustainability World Index. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

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Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Investor Contact
Meredith Bandy	303-837-5143	meredith.bandy@newmont.com

NEWMONT DEFINITIVE AGREEMENT TO SELL WAIHI OPERATIONS	1	NEWS RELEASE

Cautionary Statement Regarding Forward-Looking Statements:

This release contains “forward-looking statements” within the meaning of applicable securities laws that are intended to be covered by the safe harbors created by those laws, including, without limitation, statements regarding future financial performance, future balance sheet strength, future asset sales, future development of Waihi, future statements relating to the closing of the transaction and other statements that are not historical facts. While such forward-looking statements are expressed by Newmont as stated in this release in good faith and believed by Newmont to have a reasonable basis, they are subject to important risks and uncertainties. Closing of the transaction remains subject to approval of applicable governmental or regulatory authorities, the receipt of all required third party approvals, and the satisfaction or waiver of certain other conditions contemplated by the agreement. A failure to meet such conditions may result in a delay or termination of the contemplated transaction. As such, no guarantees can be made with respect to future performance or the closing of the contemplated transaction. As a result, the results or events predicted in these forward-looking statements may differ materially from actual results or events. Newmont does not undertake any obligation to release publicly revisions to any forward-looking statement or to comment on expectations of, or statements made by OceanaGold or other third parties in respect of the transaction, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued forward-looking statement constitutes a reaffirmation of that statement. Continued reliance on forward-looking statements is at investors’ own risk.

NEWMONT DEFINITIVE AGREEMENT TO SELL WAIHI OPERATIONS	2	NEWS RELEASE